EXHIBIT 12


                 KERR-McGEE CORPORATION AND SUBSIDIARY COMPANIES
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)



(Millions of dollars)                                     1999         1998         1997         1996          1995
                                                          ----         ----         ----         ----          ----
Income (loss) from
     continuing operations                                $146        $(345)        $351         $358          $110

Add -
     Provision (benefit) for
         income taxes                                      111         (175)         184          225           (42)
     Interest expense                                      190          157          141          145           193
     Rental expense representative of interest factor       14           12           13           10            18
                                                          ----        -----         ----         ----          ----
              Earnings                                    $461        $(351)        $689         $738          $279
                                                          ====        =====         ====         ====          ====

Fixed Charges -
     Interest expense                                     $190         $157         $141         $145          $193
     Rental expense representative of interest factor       14           12           13           10            18
     Interest capitalized                                    9           28           24           25            21
                                                          ----        -----         ----         ----          ----
              Total fixed charges                         $213        $ 197         $178         $180          $232
                                                          ====        =====         ====         ====          ====

Ratio of earnings to fixed
         charges                                           2.2            - (1)      3.9          4.1           1.2
                                                          ====        =====         ====         ====          ====


(1)Earnings were inadequate to cover fixed charges by $548 million in 1998.